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                                                                     EXHIBIT 5.1
                     [Letterhead of Andrews & Kurth L.L.P.]
                             [Houston, Texas 77002]


                                       April 17, 1998




Board of Directors
Pioneer Companies, Inc.
700 Louisiana, Suite 4300
Houston, Texas 77002

Gentlemen:

         We have acted as counsel to Pioneer Companies, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of 1,750,562 shares (the "Shares") of the Company's Class A common stock, par value $0.01 per share, pursuant to the Pioneer Companies, Inc. 1998 Stock Plan, the Pioneer Companies, Inc. 1995 Stock Incentive Plan, the Non-Qualified Stock Option Agreement for Michael J. Ferris and the Non-Qualified Stock Option Agreement for Andrew M. Bursky (collectively, the "Options").

         In connection therewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

                  Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued in accordance with the terms of the Options, be legally issued, fully paid and nonassessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/   Andrews & Kurth L.L.P.